Exhibit 99

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone: 703-467-3477

Fax:  703-464-7974

ir@mbankshares.com

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

THIRD QUARTER 2004 RESULTS

Reston, VA – October 21, 2004 – Millennium Bankshares Corporation (Millennium) (Nasdaq: MBVA) is pleased to report its 2004 third quarter operating results for the period ended September 30, 2004.

Millennium’s 2004 third quarter operations resulted in net income of $635,000 compared to net income of $183,000 for the same quarter of 2003.  The earnings improvement has resulted from an improved management of our balance sheet and the earnings on the proceeds from the secondary stock offering that closed in May 2004, providing approximately $30 million in equity.  Both basic and diluted earnings per share are $.07 for the 2004 third quarter compared to $.05 basic and diluted for the same period in 2003.  Year to date earnings were $1.2 million or $.19 per basic and $.18 per diluted share compared to $790,000 or $.22 per basic and $.20 per diluted common share for the same period in 2003.

The offering that concluded in May 2004 increased the nine months average basic shares outstanding to 6,452,907 compared to 3,534,024 for the same nine months of 2003.  Diluted shares outstanding for the first nine months of 2004 compared to the same period in 2003 increased to 6,852,186 compared to 3,857,335, respectively.   All dilutive warrants outstanding were retired in the 2004 offering.

Total assets for the quarter ended September 30, 2004 reached $349.9 million as compared to $313.4 million at December 31, 2003.   This represents an increase of $36.5 million or 11.6% over year-end 2003.  Return on average assets for the nine months ended September 30, 2004 was 0.37%.

Total loans net of fees for the quarter ended September 20, 2004 were $272.3 million compared to $218.0 million at December 31, 2003.  This increase of 24.9% included $32.3 million in held for sale mortgage loans compared to $9.1 million for year-end 2003.  The remaining increase of $34.3 million was comprised of commercial,

construction and Small Business Administration loans.   These results show the commitment of management to diversify our loan portfolio.  By diversifying our loan portfolio to include all types of loan products, we have provided more services to our clients and reduced the negative effect interest rate changes can have if we have a single product portfolio.  This diversification also lessens our reliance on the mortgage banking operations to provide income.

The risk profile of our loan portfolio has remained stable and our credit quality continues to be strong overall as evidenced by net charge-offs to average loans of .04 % for the nine months ended September 30, 2004 compared to 0.50% for the same period of 2003.  Loans ninety days or greater past due at September 30, 2004 were $1.0 million and Millennium Bank owns no other real estate or repossessed assets.  These loans are in workout with no significant losses expected.

Total deposits decreased by $15.1 million from December 31, 2003 primarily in our money-market deposit accounts.  In addition, we have increased our use of the Federal Home Loan Bank of Atlanta to fund loans and continue growth while matching terms of loans to the terms of the borrowings.

Net interest income for the first nine months of 2004 was $8.2 million compared to $7.3 million for the same period of 2003.  The $914,000 increase represents a 12.6% improvement.  This increase is primarily attributed to the rise in interest rates and the growth in the loan portfolio.

Non-interest income improved during the first nine months of 2004 to $5.0 million from $3.8 million during the same period of 2003.  Service charges on deposit accounts improved 54.2% to $182,000 for the nine months ended September 30, 2004 compared to the same period of 2003.  Other income increased by $266,000 for the nine months of 2004 to $381,000 compared to $115,000 for the same period of 2003.   This increase resulted from increased income on commercial loans and management’s implementation of tighter controls.  In addition, fees and gains on sale of mortgage and Small Business Administration loans increased to $4.6 million for the first nine months of 2004 as compared to $3.1 million for the same period of 2003 and to $2.4 million in the third quarter of 2004 from $865,000 in the same period of 2003.

Non-interest expenses increased during the first nine months of 2004 by $1.8 million.   This increase includes salary and benefit cost increases of $2.1 million for the nine-months ended September 30, 2004 as compared to the same period of 2003.  For the quarters ended September 30, 2004 and 2003, the same expenses increased $1.5 million year over year and represented increased commissions in mortgage lending and some additions to non-mortgage lending areas such as commercial and retail loan officers to assure continued loan quality and controls.  In addition to lending, our seventh branch opened in Warrenton, Virginia in mid quarter and increased staffing and operating expenses slightly.

Carroll C. Markley, Chairman and CEO of Millennium Bankshares Corporation stated, “We are very pleased with our continued progression of increased net income and sound loan growth.”  He continued, “The new lenders who have joined us this year and last year have brought quality loans and experiences to Millennium.  We appreciate all of the hard work and dedication our team has given and look forward to providing continued services to our customers and shareholders in the future.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

This news release contains comments or information and that more information on Millennium Bankshares Corporation, including financial highlights as of September 30, 2004 can be found online at http:://www.mbankshares.com or obtained by phoning Millennium at 703-467-3477.

Millennium Bankshares Corporation
Third Quarter 2004 Results
Millennium Bankshares Corporation
Consolidated Balance Sheets

	September 30,	December 31,
	2004	2003
(In thousands)	(Unaudited)	(Audited)

ASSETS
Cash and due from banks	$6,863	$2,305
Federal funds sold	3,270	61
Securities available for sale	63,844	89,359
Loans Receivable
Loans held for sale	32,346	9,069
Loans, net of discount	239,957	208,970
Allowance for loan and lease losses	(3,223)	(3,057)
Total loans, net of allowance	269,080	214,982

Premises and equipment, net	2,663	2,255
Other assets	4,150	4,434

Total assets	$349,870	$313,396

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$23,338	$19,150
Interest-bearing	233,690	252,963
Total deposits	257,028	272,113

Federal funds sold and repurchase agreements	240	5,629
Federal Home Loan Bank advances	36,500	10,400
Subordinated debentures	8,000	8,000
Accrued expenses and other liabilities	1,599	1,336
Total liabilities	303,367	297,478

SHAREHOLDERS' EQUITY
Common stock	47,954	18,813
Retained earnings	(951)	(2,176)
Accumulated other comprehensive income	(500)	(719)
Total shareholders' equity	46,503	15,918

Total liabilities and shareholders' equity	$349,870	$313,396

Millennium Bankshares Corporation
Third Quarter 2004 Results
Millennium Bankshares Corporation
Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Interest and fees on loans	$4,053	$3,302	$11,075	$10,486
Interest on securities available for sale	793	866	2,292	2,306
Federal funds sold	21	1	40	14
Total interest income	4,867	4,169	13,407	12,806

INTEREST EXPENSE
Interest on deposits	1,507	1,510	4,482	4,915
Other borrowed funds	365	200	734	614
Total interest expense	1,872	1,710	5,216	5,529

Net interest income	2,995	2,459	8,191	7,277

Provision for loan and lease losses	163	300	271	600
Net interest income after provision for loan and lease losses	2,832	2,159	7,920	6,677

NON INTEREST INCOME
Service charges on deposit accounts	67	50	182	118
Fees and Gains on sale of HFS loans	2,421	865	4,601	3,069
Net gain on sale of securities	(6)	(35)	4	452
Other income	283	222	381	115
Total non interest income	2,765	1,102	5,168	3,754

NON INTEREST EXPENSE
Salaries and benefits	2,992	1,474	6,746	4,695
Occupancy, furniture and equipment	560	562	1,892	1,665
Other expense	1,061	947	2,578	2,874
Total non interest expense	4,613	2,983	11,216	9,234

Income before federal income tax	984	278	1,872	1,197

Federal income tax expense	349	95	647	407

Net income	$635	$183	$1,225	$790

Basic earnings per share	$0.07	$0.05	$0.19	$0.22

Diluted earnings per share	$0.07	$0.05	$0.18	$0.20

Average shares outstanding	8,775,350	3,642,818	6,452,907	3,534,024

Average diluted shares outstanding	8,931,098	3,942,323	6,852,186	3,857,335

Contact:

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone: 703-467-1962

Fax:  703-464-7974

ir@mbankshares.com